Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT ON
SCHEDULE

To the Board of Directors and Members of Verso Paper Holdings LLC
Memphis, TN

We consent to the use in this Registration Statement on Form S-4 of our report dated March 2, 2009, relating to the consolidated financial statements of Verso Paper Holdings LLC (the “Company”), a wholly-owned subsidiary of Verso Paper Finance Holdings LLC, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standard No. 158 and to the combined financial statements of the Coated and Supercalendered Papers Division of International Paper Company for the seven months ended July 31, 2006 including an explanatory paragraph related to the preparation of the combined financial statements from the separate records maintained by the Coated and Supercalendered Papers Division of International Paper Company and that the combined financial statements may not be indicative of the conditions that would have existed or the results of operations if the Coated and Supercalendered Papers Division of International Paper Company had operated as an unaffiliated entity), appearing in the Prospectus, which is a part of this Registration Statement, and of our report dated March 2, 2009, relating to the financial statement schedule appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the references to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
Memphis, TN
December 14, 2009